EXHIBIT 10(BG)

                         UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY


UNITED STATES OF AMERICA,
                                   C.A. No. 00CV4953(WHW)
          Plaintiff,
          v.

MARVIN MAHAN and
TANG REALTY, INC.

          Defendants.

CONSOLIDATED WITH

UNITED STATES OF AMERICA,
                                   C.A. No. 01-5398(WHW)
          Plaintiff,

          v.

TRANSTECH INDUSTRIES, INC

          Defendant.

                                 CONSENT DECREE


                                TABLE OF CONTENTS

I.   BACKGROUND                                                 1

II.  JURISDICTION                                               2

III  PARTIES BOUND                                              3

IV.  DEFINITIONS                                                3

V.   STATEMENTOFPURPOSE                                         6

VI.  OBLIGATIONS OF SETTLING DEFENDANTS                         6

VII. FAILURE TO COMPLY WITH REQUIREMENTS OF CONSENT DECREE     11

VIII. RELEASE OF NOTICE OF FEDERAL LIEN                        13

IX.  COVENANT NOT TO SUE BY PLAINTIFF                          14

X.   COVENANT NOT TO SUE BY SETTLING DEFENDANTS                15

XI.  EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION              17

XII. ACCESS TO INFORMATION                                     18

XIII.RETENTION OF RECORDS                                      19

XIV. CERTIFICATION                                             20

XV.  NOTICES AND SUBMISSIONS                                   21

XVI. RETENTION OF JURISDICTION                                 22

XVII.INTEGRATION                                               22

XVIII.LODGING AND OPPORTUNITY FOR PUBLIC COMMENT               23

XIX. EFFECTIVE DATE                                            23

XX.  SIGNATORIES/SERVICE                                       23



                                  I. BACKGROUND

     A.  The Plaintiff in this action is the United States of America ("United

States"), on behalf of the United States Environmental Protection Agency ("EP

A"). In its Complaints, the United States asserted claims under Section 107 of the Comprehensive Environmental Response, Compensation, and Liability Act of

1980,42 U.S.C. 9607, as amended ("CERCLA"), for recovery of response costs incurred at or in connection with the release or threatened release of hazardous substances at a site known as the Chemsol, Inc. Superfund Site located at the end of Fleming Street in Piscataway, New Jersey (the "Site").

     B.  The Settling Defendants in this action are Marvin Mahan ("Mahan"), Tang

Realty, Inc. ("Tang Realty"), and Transtech Industries, Inc. ("Transtech").

Mahan was the founder, President and principal stockholder of Chemsol, Inc.

("Chemsol"). Mahan formed Chemsol in 1948 and Chemsol operated at the Site from

1951 until on or about 1965. Chemsol bought by-products and waste chemicals to either re-sell or re-process at the Site. Since November 20, 1978, Tang Realty,

Inc. has owned the Property at the Site. Mahan is the President of Tang Realty.

The United States alleges that Transtech is liable under Section 107(a) of

CERCLA as a former operator of the Site at the time of disposal of hazardous substances and as a corporate successor to Chemsol, which operated at the Site from the 1950's until 1965.

     C.  The Settling Defendants that have entered into this Consent Decree do not admit any liability to Plaintiff arising out of the transactions or occurrences alleged in the complaint. Transtech specifically does not admit the allegations in the complaint that it is a former operator at the Site and/or is a corporate successor to Chemsol.

     D.  The Settling Defendants have also asserted an inability to pay all of the response costs sought by the United States, and have provided Financial

Information to support that claim.  The United States has reviewed the Financial

Information submitted by the Settling Defendants to determine whether Settling

Defendants are financially able to pay response costs incurred and to be incurred at the Site. Based upon this Financial Information, the United States has determined that Settling Defendants are able to pay the amounts specified in

Section VI and otherwise resolve their alleged liability to the United States in the manner provided in this Consent Decree.

     E. The United States and the Settling Defendants agree, and this Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith, that settlement of this matter will avoid prolonged and complicated litigation between the Parties, and that this Consent

Decree is fair, reasonable, and in the public interest.

     THEREFORE, with the consent of the Parties to this Decree it is ORDERED,

ADJUDGED, AND DECREED:

                                II. JURISDICTION

     1.  This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C.  1331 and 1345 and 42 U.S.C.  9607 and 9613(b) and

also has personal jurisdiction over Settling Defendants. Venue properly lies in this district pursuant to 28 U.S.C.  1391 and 28 U.S.C.  1395(a). Settling

Defendants consent to and shall not challenge entry of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

                               III. PARTIES BOUND

     2.  This Consent Decree is binding upon the United States and upon the

Settling Defendants, and their heirs, successors, and assigns.  Any change in ownership or corporate or other legal status, including but not limited to, any transfer of assets or real or personal property, shall in no way alter the status or responsibilities of the Settling Defendants under this Consent Decree.

                                 IV. DEFINITIONS

     3.   Unless otherwise expressly provided herein, terms used in this Consent

Decree which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations.

Whenever terms listed below are used in this Consent Decree or in any appendix attached hereto, the following definitions shall apply:

          "CERCLA" shall mean the Comprehensive Environmental Response,

Compensation, and Liability Act of 1980, as amended, 42 U.S.C.  9601, et seq.

          "Consent Decree" shall mean this Consent Decree and all appendices attached hereto: In the event of conflict between this Consent Decree and any appendix, the Consent Decree shall control.

          "Day" shall mean a calendar day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

          "DOJ" shall mean the United States Department of Justice and any successor departments or agencies of the United States.

          "EPA" shall mean the United States Environmental Protection Agency and any successor departments or agencies of the United States.

          "EPA Hazardous Substance Superfund" shall mean the Hazardous Substance

Superfund established by the Internal Revenue Code, 26 U.S.C.  9507.

          "Financial Information" shall mean those financial documents submitted to the United States by Settling Defendants prior to execution of this Consent

Decree by the Parties.

          "Interest" shall mean interest at the current rate specified for interest on investments of the Hazardous Substance Superfund established by 26

U.S.C.  9507, compounded annually on October 1 of each year, in accordance with

42 U.S.C.  9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on

October 1 of each year.

          "Net Sales Proceeds" shall mean the total value of all consideration received by Tang Realty and Mahan for each Transfer of the Property, less federal, state and other taxes owed on the proceeds, and less all outstanding real estate taxes owed on the Property. Tang Realty and Mahan shall provide EP A with documentation sufficient to show the total value of all consideration received by Tang Realty and Mahan for each Transfer at the time of each

Transfer, the amount of the proceeds of the Transfer, and the amount of federal,

state or other taxes owed on the proceeds. This documentation shall include, but not be limited to, the report of an appraisal paid for by Settling Defendant from the escrow account, performed by an appraiser satisfactory to the Parties,

upon appraisal assumptions satisfactory to the Parties. The documentation shall also include, either as part of the report or separately, 1) a tax statement showing the assessed valuation of the Property for each of the three years immediately preceding the Transfer, and 2) a schedule showing all outstanding indebtedness on the Property.

          "Paragraph" shall mean a portion of this Consent Decree identified by an Arabic numeral or an upper or lower case letter.

          "Parties" shall mean the United States and the Settling Defendants.

          "Plaintiff' shall mean the United States.

          "Property" shall mean the Property as defined in Appendices B (legal description) and C (map) to this Consent Decree, and use of this term shall be deemed to include any portion of the Property.

          "Response Costs" shall mean all costs, including but not limited to direct and indirect costs, including oversight costs, that EPA or DOJ on behalf of EPA has incurred or will incur at or in connection with the Site, plus accrued Interest on all such costs.

          "Section" shall mean a portion of this Consent Decree identified by a roman numeral. .

          "Settling Defendants" shall mean Marvin Mahan, Tang Realty, Inc. and

Transtech Industries, Inc.

          "Site" shall mean the Chemsol Superfund Site, located at the end of

Fleming Street in Piscataway, New Jersey, and depicted in Appendix A (legal description) and B (map). As used solely for purposes of this Consent Decree,

the term "Site" shall be deemed to include any portion of the Site, including the Property, where a hazardous substance has been deposited, stored, disposed of, or placed, or otherwise come to be located.

          "Transfer" shall mean each sale, assignment, transfer or exchange by

Tang Realty and Mahan (or their successors or heirs) of the Property, or any portion thereof, or of an entity owning the Property, where title to the

Property (or any portion or interest thereof) or to the entity owning the

Property i) is transferred to any person who is not a Settling Defendant in this

Consent Decree, or ii) is transferred involuntarily by operation of law,

including foreclosure and its equivalents following default on the indebtedness secured, in whole or in part, by the Property, including, but not limited to, a deed or other assignment in lieu of foreclosure.  A Transfer does not include a transfer pursuant to an inheritance or a bequest.

          "2000 Consent Decree" shall mean a Consent Decree entered into with respect to the Site between the United States and Tang Realty, in its capacity as "Owner Settling Defendant," among other settling defendants, which was entered by the District Court for the District of New Jersey on January 26,2000.

          "United States" shall mean the United States of America, including its departments, agencies and instrumentalities.

                             V. STATEMENT OF PURPOSE

     4.  By entering into this Consent Decree, the mutual objective of the

Parties is for Settling Defendants to resolve their liability to the United

States at the Site as provided by the terms of this Consent Decree.

                     VI. OBLIGATIONS OF SETTLING DEFENDANTS

     5.  a. Obligation to Transfer Property. Tang Realty shall continue to hold title to the Property until the Property is transferred pursuant to the provisions of this Consent Decree.  Prior to such Transfer, Tang Realty shall not convey any security interest in the Property or otherwise encumber title to the Property in any way without prior written approval of EPA.  Settling

Defendants Tang Realty and Mahan jointly and severally agree to Transfer title to and all interest in the Property to an EPA approved entity using "best efforts," as defined below, and in accordance with the procedures and conditions specified below.

          b. Procedures and Conditions Governing Transfer of Property.

     i.  Upon lodging of this Consent Decree, Tang Realty and Mahan shall establish an escrow account in the amount of $50,000, bearing interest at the commercial rate (the "escrow account"). The escrow account shall be used by Tang

Realty and Mahan solely to fund any reasonable expenses incurred in marketing and completing the Transfer of the Property or any portion thereof. Commencing

30 days after lodging, Tang Realty and Mahan shall provide EPA with monthly reports itemizing all expenses deducted from the escrow account along with any supporting documentation pertaining to such expenses.

     ii. For purposes of this Consent Decree, "reasonable expenses" shall mean those costs reasonably necessary to undertake "best efforts" to market and effectuate the Transfer of the Property or any portion thereof.

     iii. For purposes of this Consent Decree, "best efforts" include, but are not limited to, (A) listing the Property with a broker, dealer or agent who usually deals with the type of property in question and who has been approved by

EPA; (B) advertising the Property as being for sale on a monthly basis in national computer networks, commercial referral services, direct marketing and mailing programs, real estate publication, trade or other publication suitable for the Property, or a newspaper of general circulation (defined as one with a circulation of over 10,000) covering Middlesex County, and adjacent counties, to the extent practicable; (C) responding to the reasonable inquiries of prospective buyers; (D) providing a power of attorney with full authority to act on behalf of Tang Realty and Mahan on all matters relating to the Property and sale of the Property; (E) seeking approval for the partitioning of the Property if so directed by EPA to allow sale of any designated parcel or parcels of the

Property; and (F) allowing the Property to be shown at all reasonable times.

Settling Defendants shall consult as appropriate with EPA regarding all terms and conditions of the listing of the Property with a broker, dealer or agent and the advertising of the Property as being for sale.

     iv.  Tang Realty and Mahan shall provide EPA with notification of any offer to purchase the Property, including the origin and terms of any such offer,

within 15 days of receipt thereof. Notice shall be provided in the manner prescribed in Section XV (Notices and Submissions) of this Consent Decree.

Acceptance by Tang Realty and Mahan of any offer to purchase the Property or any portion thereof, as well as the terms and conditions of the Transfer agreement,

shall be subject to EPA approval. Tang Realty and Mahan shall not transfer title to or any interest they may have in the Property to any other person without having received prior written approval of the proposed terms of such Transfer,

including the proposed sale price, from EPA.  Tang Realty and Mahan shall effectuate the Transfer of title to the Property or any portion thereof within

30 days of EPA's approval of the Transfer agreement.

     v. Any contract for sale of the Property shall require the purchaser to grant access to the United States and its representatives, including EPA and its contractors, agents, and representatives, and parties designated by EPA, for the purpose of conducting any response activity related to the Site. The contract also shall require the purchaser to grant to the United States and its representatives the right to enforce any land and/or water use restrictions or other restrictions that EPA determines necessary to implement, ensure non-

interference with, or ensure the protectiveness of the removal or remedial measures performed or to be performed at the Site.  If the United States approves the terms of any proposed sale, including the terms of the Transfer agreement between Tang Realty and Mahan and the prospective transferee, Tang

Realty and Mahan agree to sell the Property pursuant to such terms within 30 days of EPA's written approval thereof.

          c. Net Sales Proceeds from Transfer of Property and Escrow Account.

The United States shall be paid toward reimbursement of Response Costs all Net

Sales Proceeds resulting from any sale, lease or Transfer of title to the

Property (or any portions thereof) to any entity after entry of this Consent

Decree. All Net Sales Proceeds resulting from any sale or Transfer of title to the Property shall be paid to the United States in accord with the procedures set forth in this Paragraph, and within seven days of Tang Realty/Mahan's receipt of Net Sales Proceeds from any Transfer of the Property. The United

States shall also be paid toward reimbursement of Response Costs the remainder of the escrow account, including all interest that has accrued thereon. Payments made pursuant to this Paragraph shall be identified as "Net Sales Proceeds." The

Settling Defendants shall not receive any funds or other consideration which may result from any sale or lease of the Property or any portions thereof, nor shall

Settling Defendants receive compensation for any efforts, including any "best efforts," made by them in marketing and selling the Property or any portion thereof after lodging of this Consent Decree.  All funds generated from leasing or providing a license to use any portion of the Property after entry of this

Decree shall be paid to the United States.

          d. Net Sales Proceeds and Escrow Account Payment Procedure.  Net Sales

Proceeds and escrow account remainder shall be transmitted directly to EPA via electronic funds transfer ("EFT"), along with the following information, to

EPA's account with Mellon Bank, Pittsburgh, Pennsylvania as follows:

i.   Amount of payment
ii. Title of Mellon Bank account to receive the payment: EPA iii Account code for Mellon Bank account receiving the payment: 9108544
iv.  Mellon Bank ABA Routing Number: 043000261
v.   Name of Settling Defendant
vi.  Case number: 02-1999-0019
vii. Site/spill identifier: 02-C3

To ensure that payment is properly recorded, Tang Realty and Mahan shall send a letter, within one week of the EFT, which references the date of the EFT, the payment amount, the name of the site, the case number, and Tang Realty and

Mahan's name and address, to EPA and DOJ as provided in Section XV (Notices and

Submissions) and to: Chief, Financial Management Branch, US EPA, Region II, 290

Broadway, 29th Floor, New York, New York 10007-1866. The amounts to be paid toward reimbursement of United States' Response Costs shall be deposited into the Chemsol, Inc. Site Special Account within the EPA Hazardous Substance

Superfund. Any balance remaining in the Chemsol, Inc. Site Special Account upon completion of all Response Actions shall be transferred by EPA to the EPA

Hazardous Substance Superfund.

     6. Reimbursement of Response Costs. Within 15 days of entry of this Consent

Decree, Settling Defendants jointly and severally shall pay the United States the sum of $150,000 toward reimbursement of Response Costs relating to the Site

(the "settlement amount"). This payment shall be made by FedWire EFT or wire transfer to the U.S. Department of Justice account in accordance with current electronic funds transfer procedures, referencing U.S.A.O. file number

2000VO1937, the EPA Region and Site/Spill ID #02-C3 and DOJ case number 90-11-3-

06104/1. Payment shall be made in accordance with instructions provided to the

Settling Defendants by the Financial Litigation Unit of the United States

Attorney's Office for the District of New Jersey. Any payments received by the

Department of Justice after 4:00 P.M. (Eastern Time) will be credited on the next business day. Settling Defendants shall send notice that such payment has been made to the United States as specified in Section XV (Notices). The amounts to be paid to the United States toward reimbursement of United States' Response

Costs shall be deposited into the Chemsol, Inc. Site Special Account within the

EPA Hazardous Substance Superfund by EPA upon entry of this Consent Decree, to be retained and used to conduct or finance response actions at or in connection with the Site. Any balance remaining in the Chemsol, Inc. Site Special Account upon completion of all response actions shall be transferred by EPA to the EPA

Hazardous Substance Superfund.

     7.   After Transfer of the Property at the Site or any portion thereof by

Tang Realty and Mahan, and after payment of the settlement amount, Settling

Defendants shall continue to be bound by all the terms and conditions, and entitled to all the benefits, of this Consent Decree. Nothing herein, including but not limited to the Transfer of the Property in accordance with this Section,

shall relieve Tang Realty of its obligations set forth in the 2000 Consent

Decree.

  VII. FAILURE TO COMPLY WITH REOUIREMENTS OF CONSENT DECREE

     8.   Interest on Late Payments.  In the event that any payment required by

Section VII, Paragraph 9 (Stipulated Penalties), is not received when due,

Interest shall accrue on the unpaid balance from the day after payment is due through the date of payment.

     9.   Stipulated Penalties.

          a. If Tang Realty and Mahan fail to Transfer the Property within 30 days of EPA's approval of the Transfer Agreement, Tang Realty and Mahan shall be in violation of this Consent Decree and shall be jointly and severally liable to pay to EPA, as a stipulated penalty, $5,000.00 per day that such Transfer is late.

          b. If Settling Defendants do not comply with Section XII (Access to

Information) or Section XIII (Retention of Records), Settling Defendants shall be in violation of this Consent Decree and shall be jointly and severally liable to pay to EPA, as a stipulated penalty, $1,000 per violation per day of such noncompliance, provided, however, that stipulated penalties for lost documents shall not exceed $10,000.

          c. Stipulated penalties are due and payable within 30 days of the date of the demand for payment of the penalties by EPA.  All payments to EPA under this Paragraph shall be identified as "stipulated penalties" and shall be-

remitted via Electronic Funds Transfer, along with the following information, to

EPA's Account with Mellon Bank, Pittsburgh, Pennsylvania, as follows:

i.   Amount of payment
ii.  Title of Mellon Bank account to receive the payment: EPA
iii. Account code for Mellon Bank account receiving the payment:      9108544
iv.  Mellon Bank ABA Routing Number: 043000261
v.   Name of Party making payment
vi.  EPA Case Number: 02-1999-0019
vii. Site/Spill Identifier Number: 02-C3

At the time of each payment, Settling Defendants shall send notice that payment has been made and shall reference the name and address of the Settling Defendant or Defendants making payment, the EPA Region and Site Spill ID Number02-C3, USAO

File Number 2000V01937 and DOJ Case Number 90-11-3-06104/1. The notice shall be sent to EPA and DOJ as provided in Section XV (Notices and Submissions) and to:

Chief, Financial Management Branch, U.S. EPA, Region II, 290 Broadway, 29th

Floor, New York, New York 10007-1866.

          d. Penalties shall accrue as provided in this Paragraph regardless of whether EPA has notified Settling Defendants of the violation or made a demand for payment, but need only be paid upon demand. All penalties shall begin to accrue on the day after complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of correction of the noncompliance or completion of the activity, or as otherwise provided in this

Consent Decree. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Consent Decree.

     10.  If the United States files with the Court a motion to enforce this

Consent Decree, a complaint, or any other application for payment required under this Consent Decree and (1) the United States thereafter receives a payment; or

(2) an order is issued directing payment of any portion of the amount sought by the United States; or (3) the action is settled in a manner in which the United

States receives any portion of the amount sought, the Settling Defendants shall reimburse the United States for all costs arising from the preparation and filing of the motion,  complaint or other application, including but not limited to, costs of attorney time.

     11. Payments made under Paragraphs 8 through 10 shall be in addition to any other remedies or sanctions available to Plaintiff by virtue of Settling

Defendants' failure to comply with the requirements of this Consent Decree.

     12. Unless otherwise indicated, the obligations of Settling Defendants to pay amounts owed the United States under this Consent Decree are joint and several. In the event of the failure of any one or more Settling Defendant to make the payments required under this Consent Decree, the remaining Settling

Defendants shall be responsible for such payments.

     13. Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Consent Decree. Payment of stipulated penalties shall not excuse Settling Defendants from performance of any other requirements of this Consent Decree.

                     VIII. RELEASE OF NOTICE OF FEDERAL LIEN

     14. After receiving written notice of the Transfer of the Property in accordance with Paragraph 5 of this Consent Decree, EPA shall file a Release of

Notice of Federal Lien in the Recorder's Office, Middlesex County, State of New

Jersey. The Release of Notice of Federal Lien shall release the Notice of

Federal Lien filed on July 23, 1991 and shall not release any other lien or encumbrance which may exist upon the Property within the Site.

                      IX. COVENANT NOT TO SUE BY PLAINTIFF

     15. Covenant Not to Sue by Plaintiff. Except as specifically provided in

Paragraph 16 (Reservation of Rights by United States), the United States

covenants not to sue or to take administrative action against Settling

Defendants pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C.  9606 and

9607(a), with regard to the Site. With respect to present and future liability,

and subject to Tang Realty's obligations under the 2000 Consent Decree, this covenant not to sue shall take effect upon Settling Defendants' completion of their obligations identified in Section VI (Settling Defendants' Obligations)

and Section VII, Paragraph 9 (Stipulated Penalties). This covenant not to sue is conditioned upon complete and satisfactory performance by Settling Defendants of their obligations under this Consent Decree, and, as to Tang Realty, this covenant not to sue is further conditioned upon complete and satisfactory performance of its obligations under the 2000 Consent Decree. This covenant not to sue is also conditioned upon the veracity and completeness of the Financial

Information provided to EPA by the Settling Defendants and the completeness of the documents and records listed in Appendix C.  If the Financial Information is subsequently determined by EPA to be false or, in any material respect,

inaccurate, Settling Defendants shall forfeit all payments made pursuant to this

Consent Decree and this covenant not to sue and the contribution protection in

Paragraph XI shall be null and void. Such forfeiture shall not constitute liquidated damages and shall not in any way foreclose the United States' right to pursue any other causes of action arising from Settling Defendants' false or materially inaccurate information. This covenant not to sue extends only to

Settling Defendants and does not extend to any other person.

     16.  General Reservation of Rights by United States. The covenant not to sue set forth in Paragraph 15 does not pertain to any matters other than those expressly specified therein. The United States reserves, and this Consent Decree is without prejudice to all rights against Settling Defendants with respect to all other matters, including but not limited to:

          a. liability for failure of Settling Defendants to meet a requirement of this Consent Decree;

          b. liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

          c. criminal liability;

          d. liability for injunctive relief;

          e. liability for future disposal of a hazardous substance, pollutant or contaminant at the Site; and

          f. liability arising from the past, present, future disposal, release or threat of release of a hazardous substance, pollutant, or contaminant outside of the Site.

     17.  Notwithstanding any other provision of this Consent Decree, EPA reserves, and this Consent Decree is without prejudice to, the right to reinstitute or reopen this action, or to commence a new action seeking relief other than as provided in this Consent Decree, if any of the certifications made by Settling Defendants in Paragraph 29, are false or, in any material respect,

inaccurate.

                  X. COVENANT NOT TO SUE BY SETTLING DEFENDANTS

     18. Settling Defendants covenant not to sue and agree not to assert any claims or causes of action against the United States, or its contractors or employees, with respect to the Site, Response Costs or this Consent Decree,

including but not limited to:

          a. any direct or indirect claim for reimbursement from the Hazardous

Substance Superfund based on Sections 106(b)(2), 107, Ill, 112, or 113 of

CERCLA, 42 U.S.C. 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

          b. any claim arising out of response actions at the Site for which the

Response Costs were incurred;

          c. any claim against the United States pursuant to Sections 107 and

113 of CERCLA, 42 U.S.C.  9607 and 9613, relating to the Site; and

          d. any claims arising out of response actions at or in connection with the Site, including any claim under the United States Constitution, the Tucker

Act, 28 U.S.C.  1491, the Equal Access to Justice Act, 28 U.S.C.  2412, as

amended, or at common law.  Except as provided in Paragraph 23 with respect to waiver of claim-splitting defenses, these covenants not to sue shall not apply in the event the United States brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 16, but only to the extent that Settling Defendants' claims arise from the same Response Costs that the

United States is seeking pursuant to the applicable reservation.

     19.  a. Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of

CERCLA, 42 U.S.C.  9611, or 40 C.F.R. 300.700(d).

          b. Settling Defendants agree not to assert any CERCLA claims or causes of action that they may have for all matters related to the Site, including for contribution, against any other person. This waiver shall not apply with respect to any defense, claim, or cause of action that Settling Defendants may have against any person if such person asserts a claim or cause of action relating to the Site against Settling Defendants.

                XI. EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

     20.  Nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Consent

Decree. The preceding sentence shall not be construed to waive or nullify any rights that any person not a signatory to this Decree may have under applicable law. Each of the Parties expressly reserves any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action which each Party may have with respect to any matter,

transaction, or occurrence relating in any way to the Site against any person not a Party hereto.

     21. The Parties agree, and by entering this Consent Decree this Court finds, that the Settling Defendants are entitled, as of the effective date of this Consent Decree, to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, 42 U.S.C.  9613(f)(2), for "matters addressed" in this Consent Decree. The "matters addressed" in this Consent

Decree are the United States' Response Costs for the Site.  The "matters addressed" in this settlement do not include those response costs or response actions as to which the United States has reserved its rights under this Consent

Decree (except for claims for failure to comply with the Decree), in the event that the United States asserts rights against Settling Defendants coming within the scope of such reservations.

     22. The Settling Defendants agree that, with respect to any suit or claim for contribution brought against them for matters related to this Consent

Decree, they will notify EPA and DOJ in writing within 10 days of service of the complaint or claim upon them. In addition, the Settling Defendants shall notify

EP A and DOJ within 10 days of service or receipt of any Motion for Summary

Judgment, and within 10 days of receipt of any order from a court setting a case for trial, for matters related to this Consent Decree.

     23. In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of response costs, or other relief relating to the Site, Settling Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the Covenant Not to Sue by Plaintiff set forth in Section IX.

                           XII. ACCESS TO INFORMATION

     24.  Settling Defendants shall provide to EPA, upon request, copies of all documents and information within their possession or control or that of their contractors or agents relating to their activities at and nexus to the Site.

Settling Defendants have compiled a list of all such documents coming within the scope of this Paragraph and Paragraph 27, attached hereto as Appendix C, and certify in accordance with Paragraph 29 that such list is complete and accurate.

     25.  Confidential Business Information and Privileged Documents.

          a. Settling Defendants may assert business confidentiality claims covering part or all of the documents or information submitted to Plaintiff under this Consent Decree to the extent permitted by and in accordance with

Section 104(e)(7) of CERCLA, 42 U.S.C.  9604(e)(7), and 40 C.F .R. 2.203(b).

Documents or information determined to be confidential by EPA will be accorded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies documents or information when they are submitted to

EPA, or if EPA has notified Settling Defendants that the documents or information are not confidential under the standards of Section 104(e)(7) of

CERCLA, the public may be given access to such documents or information without further notice to Settling Defendants.

          b. Settling Defendants may assert that certain documents, records, or other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If a Settling Defendant asserts such a 'Privilege in lieu of providing documents, records, or other information, that

Party shall provide Plaintiff with the following: 1) the title of the document,

record, or information; 2) the date of the document, record, or information; 3)

the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject of the document, record, or information; and 6) the privilege asserted. However,

no documents, reports, or other information created or generated pursuant to the requirements of this or any other Consent Decree with the United States shall be withheld on the grounds that they are privileged. If a claim of privilege applies only to a portion of a document, the document shall be provided to

Plaintiff in redacted form to mask the privileged information only.  Settling

Defendants shall retain all records and documents that it claims to be privileged until the United States has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in the Settling

Defendant's favor.

     26.  No claim of confidentiality shall be made with respect to any data,

including but not limited to, all sampling, analytical, monitoring,

hydrogeologic, scientific, chemical, or engineering data, or any other documents, records or information evidencing conditions at or around the Site.

                           XIII. RETENTION OF RECORDS

     27. Until ten years after the entry of this Consent Decree, the Settling

Defendants shall preserve and retain all records and documents now in their possession or control, as listed in Appendix C, regardless of any corporate retention policy to the contrary.

     28. After the conclusion of the document retention period in the preceding paragraph, the Settling Defendants shall notify EPA and DOJ at least 90 days prior to the destruction of any such records or documents, and, upon request by

EPA or DOJ, Settling Defendants shall deliver any such records or documents to

EPA or DOJ. The Settling Defendants may assert that certain documents, records,

or other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If the Settling Defendants assert such a privilege, they shall provide Plaintiff with the following: 1) the title of the document, record, or information; 2) the date of the document, record, or information; 3) the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject of the document, record, or information; and 6) the privilege asserted. However, no documents, reports, or other information created or generated pursuant to the requirements of this or any other Consent Decree with the United States shall be withheld on the grounds that they are privileged. If a claim of privilege applies only to a portion of a document, the document shall be provided to Plaintiff in redacted form to mask the privileged information only. The Settling Defendants shall retain all records and documents that they claim to be privileged until the United States has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in the Settling Defendant's favor.

                               XIV. CERTIFICATION

     29.  By signing this Consent Decree, the Settling Defendants certify individually that, to the best of their knowledge and belief, they have:

          a. conducted a thorough, comprehensive, good faith search for documents, and have fully and accurately disclosed to EPA in the form of the list attached hereto as Appendix C, all information currently in their possession, or in the possession of their officers, directors, employees,

contractors, or agents, which relates in any way to their activities at and nexus to the Site;

     b. not altered, mutilated, discarded, destroyed, or otherwise disposed of any records, documents, or other information relating to their potential liability regarding the Site, after notification of potential liability or the filing bf a suit against the Settling Defendants regarding the Site;

     c. fully complied with any and all EPA requests for information regarding the Site pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C.  9604(e)

and 9622(e);

     d. submitted to EPA Financial Information that fairly, accurately, and materially sets forth their financial circumstances, and that those circumstances have not materially changed between the time the Financial

Information was submitted to EPA and the time Settling Defendants execute this

Consent Decree; and

     e. has arranged in writing with the prospective transferee to comply with all state and local tax and assessment requirements, including payment of any tax arrearages.

                           XV. NOTICES AND SUBMISSIONS

30.  Whenever, under the terms of this Consent Decree, notice is required to be given or a document is required to be sent by one party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of the Consent Decree with respect to the United States, EPA, DOJ, and Settling Defendants, respectively.

As to DOJ:

Chief, Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice (DJ # 90-11-3-07116)
P.O. Box 7611
Washington, D.C. 20044-7611
Attention: Chemsol Site Attorney

As to EPA:

Attn: Chemsol Site Attorney
New Jersey Superfund Branch
Office of the Regional Counsel
U.S. Environmental Protection Agency, Region II
290 Broadway, 17th Floor
New York, New York 10007-1866

As to Settling Defendants Tang Realty and Marvin Mahan:

Michael K. Mullen, Esq.
Schenck, Price, Smith & King
10 Washington Street
P.O. Box 905
Morristown, NJ 07963

As to Settling Defendant Transtech Industries. Inc.:

James M. Andrews, Esq.
Blank Rome Comisky & McCauley, LLP
210 Lake Drive East, Suite 200
Cherry Hills, NJ 08002

                         XVI. RETENTION OF JURISDICTION

     31. This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Consent Decree.

                                XVII. INTEGRATION

     32. This Consent Decree and its appendices constitute the final, complete and exclusive agreement and understanding between the Parties with respect to the settlement embodied in this Consent Decree. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree. The following appendices are attached to and incorporated into this Consent Decree:


     Appendix A is the legal description of the Site and Property
     Appendix B is the map of the Site and Property
     Appendix C is the list of records and documents meeting the descriptions set forth in Paragraphs 24 and 27.

                XVIII. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

     33. This Consent Decree shall be lodged with the Court for a period of not less than 30 days for public notice and comment. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent

Decree disclose facts or considerations which indicate that this Consent Decree is inappropriate, improper, or inadequate. Settling Defendants consent to the entry of this Consent Decree without further notice.

     34. If for any reason this Court should decline to approve this Consent

Decree in the form presented, this Consent Decree is voidable at the sole discretion of any party and the terms of the Consent Decree may not be used as evidence in any litigation between the Parties.

                               XIX. EFFECTIVE DATE

     35. The effective date of this Consent Decree shall be the date upon which it is entered by the Court.

                             XX. SIGNATORIES/SERVICE

     36. Each undersigned representative of the Settling Defendants, the U.S.

Environmental Protection Agency and the Environment and Natural Resources

Division of the United States Department of Justice certifies that he or she is authorized to enter into the terms and conditions of this Consent Decree and to execute and bind legally such Party to this document.

     37. The Settling Defendants hereby agree not to oppose entry of this

Consent Decree by this Court or to challenge any provision of this Consent

Decree, unless the United States has notified the Settling Defendants in writing that it no longer supports entry of the Consent Decree.

     38. Each Settling Defendant shall identify, on the attached signature page,

the name and address of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this Consent Decree.  The Settling Defendants hereby agree to accept service in that manner and to waive the formal service requirements set forth in

Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including but not limited to, service of a summons.



                    SO ORDERED THIS ___ DAY OF ______, 2004.


                              _____________________
                              HON. WILLIAM H. WALLS
                              United States District Judge

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United States v. Marvin Mahan, Civil Action No. 00-49953 (WHW), relating to the Chemsol Superfund Site.

                              FOR THE UNITED STATES OF AMERICA



Date: 2/9/04                  /s/ Thomas L. Sansonetti

                              THOMAS L. SANSONETTI
                              Assistant Attorney General
                              Environment and Natural Resources
Division


Date: 2/2/04

                              /s/ Jonathan A. Marks

                              JONATHAN A. MARKS
                              Trial Attorney
                              United States Department of Justice
                              Environment & Natural Resources
Division
                              Environmental Enforcement Section
                              P.O. Box 7611
                              Washington, D.C. 20044
                              (202) 514-4454


                              CHRISTOPHER J. CHRISTIE
                              United States Attorney for the
                               District of New Jersey

                              MICHAEL A. CHAGARES
                              Assistant United States Attorney
                              Chief, Civil Division
                              U.S. Attorney's Office for the
                              District of New Jersey
                              970 Broad Street, Room 400
                              Newark, New Jersey 07102
                              (973) 645-2700

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United States v. Marvin Mahan. Civil Action No. 00-49953 (WHW), relating to the Chemsol Superfund Site.


                              FOR THE ENVIRONMENTAL PROTECTION
                              AGENCY



Date:_________                /s/ Jane M. Kenny

                              JANE M. KENNY
                              Regional Administrator
                              U.S. Environmental Protection
Agency, Region II


                              /s/ Amelia M. Wagner

                              AMELIA M. WAGNER
                              Assistant Regional Counsel
                              U.S. Environmental Protection
Agency, Region II
                              290 Broadway
                              New York, New York 10007-1866

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United States v. Marvin Mahan, Civil Action No. 00-49953 (WHW), relating to the Chemsol Superfund Site

                              FOR SETTLING DEFENDANT
                              MARVIN MAHAN.



Date: 9/26/03                 /s/ Marvin H. Mahan

                              (Signature) Marvin Mahan

                              St. Petersburg, Florida
                              Address

Agent Authorized to Accept Service on Behalf of Above-signed Party:

Name:     Michael K. Mullen, Esq.

Title:    Schenck, Price, Smith and King, LLP
          10 Washington Street, P.O. Box 905
Address:  Morristown, NJ 07963


                              FOR SETTLING DEFENDANT
                              TANG REALTY, INC.

Date:  9/26/03                /s/ Marvin H. Mahan

                              Signature


                              Marvin H. Mahan
                              Printed Name

                              President
                              Title

Agent Authorized to Accept Service on Behalf of Above-signed Party:
Name:     Michael K. Mullen, Esq.

Title:    Schenck, Price, Smith and King, LLP

Address:  P.O. Box 905, 10 Washington Street, Morristown,
                    New Jersey 07963

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United States v. Marvin Mahan, Civil Action No. 00-49953 (WHW), relating to the Chemsol Superfund Site


                              FOR SETTLING DEFENDANT
                              TRANSTECH INDUSTRIES, INC.

Date:_____________            /s/ Robert V. Silva

                              (Signature)


                              _____________________________
                              Address

Agent Authorized to Accept Service on Behalf of Above-signed Party:

Name: James M. Andrews

Title: Attorney at Law

Address: Blank Rome LLP
         A Pennsylvania LLP
         Woodland Falls Corporate Park
         210 Lake Drive East, Suite 200
         Cherry Hill, NJ 08002